Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
Beijing	Moscow
Boston	Munich
Brussels	New York
Century City	Orange County
Chicago	Paris
Dubai	Riyadh
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Seoul
Hong Kong	Shanghai
Houston	Silicon Valley
London	Singapore
Los Angeles	Tokyo
Madrid	Washington, D.C.
Milan

February 23, 2021

Archrock, Inc.

9807 Katy Freeway

Suite 100

Houston, Texas 77024

Attention: General Counsel

Re: Registration Statement No. 333-232962 – Continuous Equity Offering of Shares of Common Stock Having an Aggregate Offering Price of up to $50,000,000

Ladies and Gentlemen:

We have acted as special counsel to Archrock, Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale from time to time by the Company of shares of its common stock, par value $0.01 per share, having an aggregate offering price of up to $50,000,000 (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2019 (Registration No. 333-232962) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus Supplement dated February 23, 2021 to the Prospectus dated August 1, 2019 included in the Registration Statement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

February 23, 2021 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the form of Equity Distribution Agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated February 23, 2021 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP